Exhibit 10.9

AMENDMENT TO

TARGA RESOURCES, INC. 2004 STOCK INCENTIVE PLAN

(As Assumed and Amended Effective as of October 28, 2005)

WHEREAS, TARGA RESOURCES, INC. (“Targa”) has previously adopted the TARGA RESOURCES, INC. 2004 STOCK INCENTIVE PLAN (the “Plan”); and

WHEREAS, as a result of the merger of Targa Resources Merger Sub Inc. with and into Targa (the “Merger”), all of the outstanding shares of capital stock of Targa were converted into capital stock of TARGA RESOURCES INVESTMENTS INC. (the “Company”); and

WHEREAS, in connection with the Merger, the Company assumed the Plan and the options granted thereunder (which options immediately prior to the assumption of the Plan had been converted from options to purchase the common stock of Targa into options to purchase the common stock of the Company); and

WHEREAS, following the Merger, the stockholders of the Company have authorized a reclassification of the Company (the “Reclassification”) pursuant to which the shares of Series A Convertible Participating Preferred Stock and common stock issued by the Company pursuant to the Merger are to be converted into shares of Series B Convertible Participating Preferred Stock of the Company (“Series B Preferred”), and the outstanding options granted under the Plan to purchase common stock of the Company are to be converted into options to purchase Series B Preferred, in each case as contemplated by that certain Stock Purchase Agreement dated as of October 28, 2005 (the “Stock Purchase Agreement”); and

WHEREAS, such conversion of the outstanding options granted under the Plan will be made in accordance with the requirements of Section 1.424-1 of the Treasury regulations as if the options were statutory options; and

WHEREAS, subject to the occurrence of the closing of the transactions contemplated under the Stock Purchase Agreement, outstanding awards of restricted stock under the Plan will become vested as of October 31, 2005; and

WHEREAS, pursuant to the authority granted in Section 7 of the Plan, the Board of Directors of the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of October 31, 2005 and subject to the occurrence of the Closing (as that term is defined in the Stock Purchase Agreement) (the “Effective Date”):

1. The following term shall be added to Section 2 of the Plan:

“‘Series B Preferred’ shall mean the Series B Convertible Participating Preferred Stock, par value $.001 per share, of the Company.”

2. The definition of “Stock” in Section 2 of the Plan shall be deleted, and the following shall be substituted therefor:

“‘Stock’ shall mean Series B Preferred or any other security into which such stock may be changed by reason of any transaction or event of the type described in Section 4(c) of the Plan.”

3. As amended by the Company, the Plan and the options granted thereunder and outstanding as of the Effective Date are specifically ratified and reaffirmed.

EXECUTED and effective as of October 31, 2005.

TARGA RESOURCES INVESTMENTS INC.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President